Exhibit 99.1
PROS Holdings, Inc. Reports Fourth Quarter and Full Year 2009
Financial Results
•	Fourth quarter total revenue of $16.9 million.

•	Full year revenues of $68.8 million

•	GAAP income from operations of $1.6 million, and net income of $1.2 million or $0.04 per diluted share for the fourth quarter.

•	Non-GAAP income from operations of $3.0 million, and net income of $2.3 million or $0.09 per diluted share for the fourth quarter, above our guided range.

•	Cash and cash equivalents of $62.4 million, no debt and $11.3 million of positive cash flow from operations for the year ended December 31, 2009.
Houston, Texas — February 11, 2010 — PROS Holdings, Inc. (NYSE: PRO), a leading provider of pricing and margin optimization science and software, today announced financial results for the fourth quarter ended December 31, 2009.
Total revenue for the fourth quarter of 2009 was $16.9 million, near the high end of the company’s guided range. License and implementation revenue was $10.3 million and maintenance and support revenue was $6.6 million. For the year ended December 31, 2009, revenue was $68.8 million, with 64% from license and implementation revenue and 36% from maintenance revenue.
Bert Winemiller, Chairman and CEO, stated, “We are pleased with our financial performance in the fourth quarter of 2009. We remain focused on our strategic goals of delivering significant value to our customers early in the implementation with a high return on investment and low total cost of ownership, while also scaling to meet the needs of the large long-term market opportunity. We are growing our pricing partner and influencer ecosystem as we expand our work with industry analysts, strategic consultants, technology providers and system integrators. We believe the market for pricing and margin optimization software is in the innovator early adopter stage. We also believe there are thousands of companies that would greatly benefit from our software with a current market penetration in the low single digits. While the macro economy continues to be challenging and forecasting for the longer-term remains difficult, we believe interest in PROS’ science-based pricing and margin optimization software continues to increase as sales-related activity levels continue to be very good and third party coverage of the power of pricing continues to reach a broader audience.”
For the quarter ended December 31, 2009, PROS reported income from operations, in accordance with generally accepted accounting principles (“GAAP”), of $1.6 million compared with $3.8 million in the fourth quarter of 2008. GAAP net income in the quarter was $1.2 million, or $0.04 per diluted share, compared with $3.6 million, or $0.14 per diluted share, in the fourth quarter of 2008.
For the quarter ended December 31, 2009, non-GAAP income from operations was $3.0 million compared with $4.9 million for the same period in 2008. Non-GAAP net income was $2.3 million, or $0.09 per diluted share, above the Company’s guided range, compared with non-GAAP net income of $4.6 million, or $0.17 per diluted share, in the fourth quarter of 2008. These non-GAAP results in the fourth quarter of 2009 and 2008 exclude $1.5 million and $1.1 million, respectively, of stock-based compensation charges.

For the year ended December 31, 2009, income from operations, in accordance with GAAP was $7.4 million compared with $13.9 million for the year ended December 31, 2008. GAAP net income for the year was $5.5 million, or $0.21 per diluted share, compared with $10.8 million, or $0.40 per diluted share, in 2008. Cash flow from operations was $11.3 million for the year ended December 31, 2009.
For the year ended December 31, 2009, non-GAAP income from operations was $12.8 million compared with $18.0 million for the year ended December 31, 2008. Non-GAAP net income for the year was $9.5 million, or $0.36 per diluted share, compared with $13.6 million, or $0.51 per diluted share, in 2008. These non-GAAP results for the year ended December 31, 2009 and 2008 exclude $5.5 million and $4.0 million, respectively, of stock-based compensation charges.
The effective tax rate was approximately 24% for the three months ended December 31, 2009 compared to an effective tax rate of approximately 9.0% for the three months ended December 31, 2008. The change in the tax rates was due to the timing of the reinstatement of the Research and Experimentation (“R&E”) tax credit which was not signed into law until October 2008. As a result, PROS recorded the full benefit of the R&E tax credit for 2008 in the fourth quarter of 2008. For the year ended December 31, 2009 and 2008, the effective tax rate was approximately 27% and 28%, respectively.
Charles Murphy, Executive Vice President and CFO, stated, “We are pleased to have recorded sequential revenue growth in the fourth quarter. Even in this challenging economy we were able to maintain a good level of profitability with non-GAAP operating margin of 18% for the quarter and 19% for the full year. Our strong balance sheet, with over $62 million in cash and no debt, and history of profitability and positive cash flow positions us favorably as customers consider vendor viability when making purchasing decisions. Our business trends are showing signs of stabilizing, but we believe it is too early to discern a significant upswing in our business environment.”
The attached table provides a reconciliation of GAAP to non-GAAP income from operations and net income as well as net income per share available to common stockholders for the year ended December 31, 2009 and 2008.
Financial Outlook
Based on information as of today, PROS is providing the following outlook for the first quarter of 2010:
First Quarter of Fiscal Year 2010:
•	The Company expects total revenue in the range of $16.9 million to $17.3 million.

•	The Company is projecting GAAP income from operations of $0.3 million to $0.7 million and GAAP diluted earnings per share of $0.01 to $0.02. Earnings per share are based on an estimated weighted average of 27.0 million diluted shares outstanding.

•	The Company is projecting non-GAAP income from operations of $1.8 million to $2.2 million and non-GAAP diluted earnings per share of $0.05 to $0.06. Non-GAAP income from operations for the first quarter excludes estimated stock based compensation charges of approximately $1.5 million.
The projections provided above are based on an estimated tax rate of 30%. This rate assumes that Congress will reinstate on a retroactive basis the Research & Experimentation (“R&E”) tax credit. Congress has reinstated on a retroactive basis the R&E tax credit several times since its enactment in 1981, and PROS believes Congress will do so in 2010. However, until the credit is reinstated, PROS overall tax rate will be 37% to 38%. The impact of the R&E tax credit not being reinstated translates to a $0.01 diluted earnings per share impact for the first quarter of 2010 on a non-GAAP basis.

Backlog
Our backlog is derived from agreements that we believe to be firm to provide software products and related implementation and maintenance services in the future. Our backlog varies significantly period to period depending on a number of factors including the timing of our sales and the nature of the agreements we enter into with our customers. We typically do not recognize any revenue upon the signing of an agreement. Therefore, we do not seek to accelerate our sales processes around any reporting period.
Our backlog is also significantly based on estimates and judgments that we make regarding total contract values, requisite man-days to complete engagements and the value and number of man-days worked or expected to be worked in any particular period. For example, we could have agreements that include refund, delay or termination for convenience provisions, and we exercise judgment over the extent to which, if any, to include these agreements in our backlog. However, based on our history of successfully implementing our software products, we generally include the full estimated value of these agreements in backlog.
We make significant estimates and judgments regarding maintenance renewals and changes to existing maintenance agreements. Backlog includes committed maintenance amounts and amounts payable to us under maintenance agreements that we reasonably expect to renew. For example, we include annualized monthly maintenance revenue reduced by our historical average maintenance non-renewal rate in backlog.
We compute our backlog as of a specific date, and we update our backlog to reflect changes in our estimates and judgments or subsequent additions, delays, terminations or reductions in our agreements. We also have agreements denominated in foreign currencies, and variation in currency exchange rates can influence our calculation of backlog. We compute backlog using then-existing currency exchange rates and update backlog to reflect changes in these rates.
For these and other reasons, we do not believe that backlog is a meaningful indicator of future revenue to be recognized in any particular period, and there can be no assurance that our backlog at any point in time will translate into revenue in any subsequent period.
We had backlog of $84.3 million as of December 31, 2009 as compared to backlog of $83.6 million as of December 31, 2008. The portion of our backlog as of December 31, 2009 not reasonably expected to be recognized as revenue within the next twelve months is estimated to be $33 million.
Conference Call
In conjunction with this announcement, PROS Holdings, Inc. will host a conference call on February 11, 2010, at 4:30 p.m. (EST) to discuss the company’s financial results. To access this call, dial (866) 271-5140 (domestic) or (617) 213-8893 (international). The pass code for the call is 80279314. Additionally, a live web cast of the conference call will be available in the “Investor Relations” section of the Company’s web site at www.prospricing.com.
Following the conference call, a replay will be available at (888) 286-8010 (domestic) or (617) 801-6888 (international). The replay pass code is 39900651. An archived web cast of this conference call will also be available in the “Investor Relations” section of the Company’s web site at www.prospricing.com.
About PROS
PROS Holdings, Inc. (NYSE: PRO) is a leading provider of pricing and margin optimization software products, specializing in price analytics, price execution, and price optimization. By using PROS’ software products, companies gain insight into their pricing strategies, identify pricing-based profit leaks, optimize their pricing decision making and improve their business processes and financial performance. PROS’ software products implement advanced pricing science, which includes operations research, forecasting and statistics. PROS high performance software architecture supports real-time high volume transaction processing and allows PROS to handle the processing and database requirements of the most sophisticated and largest customers, including customers with 100’s of simultaneous users and sub-second electronic transactions. PROS provides professional services to configure its software products to meet the specific pricing needs of each customer. PROS has implemented over 200 solutions across a range of industries in more than 40 countries.
Founded in 1985, PROS is headquartered in Houston, Texas. Today, PROS has over 350 employees, more than 100 with advanced degrees and over 25 with Ph.D.s. To learn more about PROS, please visit www.prospricing.com.
Forward-looking Statements
This press release contains forward-looking statements, including statements about PROS’ future financial performance, the interest, stabilization and demand of customers in PROS’ target market of pricing and margin optimization, the growth of PROS pricing partner and influencer ecosystem, PROS’ markets, product development, the demand for PROS solutions, the performance of PROS solutions, and the predictability of the PROS business. The forward-looking statements contained in this press release are based upon PROS’ historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates or expectations will be achieved. Factors that could cause actual results to differ materially from those described herein include: (a) the risk that the continued slowdown in the economy has on PROS’ sales cycles, prospects’ and customers’ spending decisions and timing of implementation decisions, (b) PROS’ ability to sell its solutions and successfully install and deliver the products and services at levels required to meet its future financial performance expectations, (c) PROS’ ability to develop and sell new products and product enhancements with the required technical specifications and functionality desired by customers, (d) the ability of the market for enterprise pricing and margin optimization software to grow, (e) the ability of the PROS revenue model to continue to provide the level of predictability to the PROS business which it historically has provided, (f) PROS’ ability to maintain its current level of gross margins, (g) PROS’ ability to maintain historical maintenance renewal rates, (h) PROS’ ability to deliver its solutions according to the acceptance criteria of its customers and the avoidance of dispute related thereto, (i) PROS’ successful implementation of its solutions without modification or negotiation of contractual arrangements and (j) the impact of currency fluctuations on our results of operations. Additional information relating to the uncertainty affecting the PROS business are contained in PROS’ filings with the Securities and Exchange Commission. These forward-looking statements represent PROS’ expectations as of the date of this press release. Subsequent events may cause these expectations to change, and PROS disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
PROS has provided in this release certain financial information that has not been prepared in accordance with GAAP. This information includes non-GAAP income from operations, net income and diluted earnings per share. PROS uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating PROS’ ongoing operational performance. PROS believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results. As noted, the non-GAAP financial measures discussed above are equity-based compensation charges for the quarter and year ended December 31, 2009 of $1.5 million and $5.5 million, respectively, pursuant to GAAP stock-based compensation.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release. PROS use of non-GAAP financial measures may not be consistent with the presentations by similar companies in PROS industry.
Investor Contact:
PROS Investor Relations
Tel: 713-335-5879
e-mail: ir@PROSpricing.com
Media Contact:
PROS Corporate Communications
Tel: 713-335-5197
e-mail: corpcomm@PROSpricing.com

PROS HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	December 31,
	2009	2008
Assets:
Current assets:
Cash and cash equivalents	$62,449	$51,979
Accounts and unbilled receivables, net of allowance of $1,300 and $1,900, respectively	12,035	16,552
Prepaid expenses and other current assets	4,143	3,238

Total current assets	78,627	71,769
Property and equipment, net	2,959	2,901
Other long term assets, net	3,743	2,297

Total assets	$85,329	$76,967

Liabilities and stockholders’ equity:
Current liabilities:
Accounts payable	$1,198	$1,088
Accrued liabilities	3,504	3,293
Accrued payroll and other employee benefits	4,205	4,493
Deferred revenue	14,099	16,288
Other current liabilities	4,866	4,866

Total current liabilities	27,872	30,028
Long-term deferred revenue	2,418	3,187

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 75,000,000 shares authorized, 30,163,508 and 30,095,846 shares issued, respectively, 25,745,923 and 25,678,261 shares outstanding, respectively	30	30
Additional paid-in capital	63,438	57,668
Treasury stock 4,417,585 common shares, at cost	(13,938)	(13,938)
Retained earnings (deficit)	5,509	(8)

Total stockholders’ equity	55,039	43,752

Total liabilities and stockholders’ equity	$85,329	$76,967

PROS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Revenue:
License and implementation	$10,280	$14,043	$43,684	$53,923
Maintenance and support	6,641	5,722	25,099	21,665

Total revenue	16,921	19,765	68,783	75,588

Cost of revenue:
License and implementation	3,471	4,072	13,893	14,894
Maintenance and support	1,146	1,063	4,752	4,358

Total cost of revenue	4,617	5,135	18,645	19,252

Gross profit	12,304	14,630	50,138	56,336
Gross margin	72.7%	74.0%	72.9%	74.5%

Operating expenses:
Selling, general and administrative	5,616	5,589	22,635	22,094
Research and development	5,137	5,236	20,136	20,309

Total operating expenses	10,753	10,825	42,771	42,403

Income from operations	1,551	3,805	7,367	13,933

Other income:
Interest income	19	127	196	1,112

Income before income tax provision	1,570	3,932	7,563	15,045
Income tax provision	378	347	2,047	4,288

Net income	$1,192	$3,585	5,516	10,757

Net earnings attributable to common stockholders per share:
Basic	$0.05	$0.14	$0.21	$0.41
Diluted	$0.04	$0.14	$0.21	$0.40

Weighted average number of shares:
Basic	25,734,068	25,919,422	25,710,569	26,120,613
Diluted	26,736,311	26,236,828	26,430,817	26,569,074

PROS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — RECONCILIATION
OF GAAP TO NON-GAAP
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Net income	$1,192	$3,585	$5,516	$10,757

GAAP stock based compensation:
Cost of revenue	232	147	872	611
Selling, general and administrative	810	582	2,938	2,145
Research and development	411	356	1,665	1,265

Total operating expenses	1,453	1,085	5,475	4,021

Tax impact of stock based compensation	(362)	(103)	(1,482)	(1,146)

Total non-GAAP tax impact	(362)	(103)	(1,482)	(1,146)

Non-GAAP net income	$2,283	$4,567	$9,509	$13,632

Basic	$0.09	$0.18	$0.37	$0.52
Diluted	$0.09	$0.17	$0.36	$0.51

Shares used in computing net income per common share:
Basic	25,734,068	25,919,422	25,710,569	26,120,613
Diluted	26,736,311	26,236,828	26,430,817	26,569,074

PROS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — RECONCILIATION
OF GAAP TO NON-GAAP
(Dollars in thousands)
(Unaudited)

	For the Three Months		For the Year
	Ended December 31,		Ended December 31,
	2009	2008	2009	2008
Income from operations	$1,551	$3,805	$7,367	$13,933

GAAP stock based compensation	1,453	1,085	5,475	4,021

Non-GAAP income from operations	$3,004	$4,890	$12,842	$17,954

Non-GAAP income from operations %	17.8%	24.7%	18.7%	23.8%

GAAP — gross profit	$12,304	$14,630	$50,138	$56,336

GAAP stock based compensation	232	147	872	611

Non-GAAP gross profit	$12,536	$14,777	$51,010	$56,947

Non-GAAP gross margin	74.1%	74.8%	74.2%	75.3%

GAAP — cost of license and implementation	$3,471	$4,072	$13,893	$14,894

GAAP stock based compensation	232	147	872	611

Non- GAAP — cost of license and implementation	$3,239	$3,925	$13,021	$14,283

Non-GAAP cost license and implementation margin	68.5%	72.1%	70.2%	73.6%

GAAP — selling, general and administrative	$5,616	$5,589	$22,635	$22,094

GAAP stock based compensation	810	582	2,938	2,145

Non- GAAP — selling, general and administrative	$4,806	$5,007	$19,697	$19,949

GAAP — research and development	$5,137	$5,236	$20,136	$20,309

GAAP stock based compensation	411	356	1,665	1,265

Non- GAAP — research and development	$4,726	$4,880	$18,471	$19,044

PROS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the Year
	Ended December 31,
	2009	2008
Operating activities:
Net income	$5,516	$10,757
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,283	1,363
Stock based compensation	5,475	4,021
Deferred income taxes	(1,189)	(821)
Provision for doubtful accounts	(566)	288
Other	119	—
Changes in operating assets and liabilities:
Accounts receivable	4,377	(669)
Unbilled receivables	1,932	(1,064)
Prepaid expenses and other	(1,281)	860
Accounts payable, accrued liabilities, accrued contract labor and accrued payroll	(1,423)	(340)
Deferred revenue	(2,958)	(572)

Net cash provided by operating activities	11,285	13,823

Investing activities:
Purchases of property and equipment	(1,111)	(1,208)

Net cash used in investing activities	(1,111)	(1,208)

Financing activities:
Proceeds from the exercise of stock options	296	286
Secondary offering costs	—	(300)
Purchase of treasury stock	—	(5,000)

Net cash provided by (used in) financing activities	296	(5,014)

Net increase in cash and cash equivalents	10,470	7,601
Cash and cash equivalents:
Beginning of period	51,979	44,378

End of period	$62,449	$51,979